EXHIBIT 99.1


                           CONSENT OF DIRECTOR NOMINEE


                  The undersigned hereby consents to the inclusion of the information regarding the undersigned in the Registration Statement on Form S-1 (No. 333-13109) (the "Registration Statement") of The Judge Group, Inc. (the "Registrant") and any amendment thereto, in connection with the undersigned being a director nominee of the Registrant. The undersigned hereby further consents to being named in the Registration Statement and any amendment thereto as a director nominee of the Registrant and that upon election as a director of the Registrant in accordance with its By-laws, the undersigned will serve as a director of the Registrant until his successor is duly elected and qualified.


Date: January 22, 1997                      /s/ Randolph J. Angermann
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                                                Randolph J. Angermann